Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-114712

                                 MEDIABAY, INC.

                    Supplement No. 1 dated April 22, 2005 to
                          Prospectus dated May 6, 2004

         This Supplement contains information relating to the table under the caption "Shareholders For Which Shares Are Being Registered For Sale" in our May 6, 2004 prospectus.

         The disclosure regarding Duncan Capital Group LLC (including footnote 12 with respect thereto) in the Shareholders For Which Shares Are Being Registered For Sale table included in the prospectus is hereby deleted, and the following disclosure regarding the shares being offered by Duncan Capital LLC, MW Crow Family LP, Rockwood Group LLC and Richard Smithine is being added.

                                 Beneficial Ownership
                                 of Shares of Common                            Shares Beneficially    % of Shares
Shareholders for Which           Stock, including                               Owned Assuming the     Beneficially Owned
Shares are Being                 Shares Registered      Shares Registered for   Sale of the Shares     Assuming the Sale of
Registered for Sale              for Sale               Sale                    Registered             the Shares Registered
----------------------------------------------------------------------------------------------------------------------------
Duncan Capital LLC (12)             892,380                 176,471                715,909                   2.0%

MW Crow Family LP (13)              344,119                 344,119                      0                     0%

Rockwood Group LLC (14)             164,706                 114,706                 50,000                     *

Richard Smithline                    70,588                  70,588                      0                     0%

-----------------
*    Less than 1%

12. The selling shareholder has advised us that David Fuchs is the President of Duncan Capital LLC, with voting and dispositive power over the shares offered by Duncan Capital LLC.

13. The selling shareholder has advised us that Michael Crow is the general partner MW Crow Family LP, with voting and dispositive power over the shares offered by MW Crow Family LP.

14. The selling shareholder has advised us that Dan Purjes is the Chairman of Rockwood Group LLC, with voting and dispositive power over the shares offered by Rockwood Group LLC.